October 21, 2002


NEWS RELEASE to Lexington Herald-Leader
By John S. Shropshire, Chairman, President & CEO


FIRST SECURITY BANCORP ANNOUNCES EARNINGS


First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the third quarter ended September 30, 2002.

Net income for the three months ended September 30, 2002 was $471,000, or $0.31 per share (on a fully diluted basis), compared to $323,000, or $0.22 per share, for the same quarter a year ago. Net income for the nine months ending September 30, 2002 was $957,000, or $0.63 per share, compared to $902,000, or $0.61 per share, for the same period a year ago. Year-to-date earnings were positively impacted by gains on investment securities and negatively impacted by additional costs for personnel and facilities and the provisions for income taxes and loan losses.

Total assets were $231.5 million at September 30, 2002, up 24.8% from $185.5 million a year ago. Deposits were $186.4 million at September 30, 2002, up 16.4% from $160.2 million a year ago. Net loans were $162.7 million at September 30, 2002, up $18.9 million, or 13.1%, from $143.8 million in net loans at September 30, 2001.

First Security Bank has offices Downtown, Southland, Tates Creek and Palomar and is accessible virtually anywhere at www.myfsb.net.